[Insert Logo]
                                  BARING ASSET
                                   MANAGEMENT
                              MEMBER OF ING GROUP




                          BARING ASSET MANAGEMENT, INC.

                        BARING INVESTMENT SERVICES, INC.

                                 CODE OF ETHICS

                                                                   June 11, 2001

                          Baring Asset Management, Inc.
                        Baring Investment Services, Inc.
                           (together, the "Companies")


                                    SECTION 1
                                    ---------
                                 CODE OF ETHICS

(Personal Account Trading, Insider Trading, and Conflicts of Interest)

Executive Summary

     The Companies and their employees owe clients the fiduciary duties of utmost good faith and loyalty. Those duties can be distilled to a single core precept: that our clients' interests must and will come first in every aspect of our business conduct. This Code is designed to address potential conflicts of interest between employees and clients, with particular emphasis on personal account trading.

     Federal securities laws and this Code of Ethics (the "Code") establish rules regarding personal account trading and proscribe fraudulent activity such as trading while in possession of material non-public information. Compliance with this Code, significant parts of which are summarized below, is a basic condition of employment with the Companies. Failure to comply with this Code is a threat to our business.

         The Companies' Covered Persons MUST:

1) Pre-clear all personal securities transactions, including private transactions;
2) Ensure that all personal account trades were approved within the preceding
    24 hours;
3) Ensure that their brokers provide duplicate trade confirmations and periodic account statements to the Legal and Compliance Department;
4) Hold all securities purchased for at least 14 days before selling those securities; and
5) Provide monthly personal account trading reports, an annual statement of securities holdings, and an annual attestation of compliance with this Code.

         The Companies' Covered Persons may NOT:

1) Trade while in possession of material non-public information regarding a security;
2) Trade a security for three business days before or after that security is traded for a client;
3) Sell securities short, unless employees hold equivalent securities in safekeeping;
4) Engage in speculative personal account trading; or
5) Participate in initial public offerings ("IPOs") if the Companies also seek to participate in those IPOs.

I. GENERAL ETHICAL PRINCIPLES

     A. We will at all times place our clients' interests ahead of our own.
     B. All personal account trading must comport with this Code, and be conducted in a manner designed to avoid any actual or potential conflict with our clients' interests.
     C. We will not take inappropriate advantage of our positions as investment professionals, or abuse the trust and confidence placed in us by our clients.

II. APPLICABILITY OF THIS CODE'S PROCEDURES AND RESTRICTIONS

     A. Who must comply with this Code? This Code applies to every employee, officer, and director of the Companies. The procedures and restrictions regarding personal account trading also apply to:

          i) any individual living with an employee (e.g. an employee's spouse or partner; children, other relatives, etc.);

          ii) any individual to whom the employee provides material financial support (e.g. a child at college);

          iii) anyone who receives investment advice from an employee (except clients of the Companies), regardless of whether the employee is compensated for that advice; and

          iv) corporations, partnerships, trusts or other entities controlled by employees or members of their households or in which employees or members of their households have effective management discretion or can control investment decisions.

     In certain circumstances, contractors and consultants who work closely with the Companies may be deemed "insiders" or "temporary insiders" of the Companies, and thus subject to this Code's procedures and restrictions. The Companies reserve the right to make additional persons or entities subject to this Code as deemed appropriate. Collectively, the persons who are covered by this Code are referred to as "Covered Persons."

     Employees with questions as to whether particular persons or entities constitute Covered Persons should contact the Legal and Compliance Department.

     B. What securities are covered by the Code? This Code applies to personal account trading involving all equity and debt securities, including common and preferred stock, instruments convertible or exchangeable for equity or debt securities, and any derivative instruments relating to such securities, including options, warrants, and futures. The Code applies to trading in shares of closed-end investment companies (i.e., exchange traded mutual funds). The Code also applies to trading in the shares of any open-end mutual fund that is managed by one of the Companies or any other member of the Baring Asset Management Group of companies registered as an investment advisor with the U.S. Securities and Exchange Commission (the "SEC"). Covered Persons are responsible for checking with the Legal and Compliance Department before executing an initial transaction in shares of a mutual fund or variable annuity to determine whether such securities are covered by the Code.

     C. "Exempted" Securities. This Code's restrictions and procedures do not apply to trading in money market instruments (such as Certificates of Deposit and commercial paper), municipal bonds, U.S. government securities, currencies, and shares of open-end mutual funds.

     "Exempted" Transactions. Certain transactions are exempted from the restrictions and prohibitions of this Code. In general, exempted transactions are those made by a third party and which are not subject to a Covered Person's discretion or approval. Examples of "Exempted Transactions" by Covered Persons can include:

     i) the purchase of securities through an employer's profit sharing or automatic payroll deduction plan;

     ii) the purchase or sale of securities which are non-volitional on the part of a Covered Person including those made by a blind trust, financial advisor or other professional money manager; and

     iii) purchases or sales which receive the prior approval of the Legal and Compliance Officer because they are only remotely potentially harmful to a client, because they are unlikely to affect a highly institutional market, or because they are not related economically to securities to be purchased, sold, or held by a client.

     SEVERAL CAVEATS APPLY TO EACH OF THE ABOVE and Covered Persons are responsible for confirming that arrangements they may enter into will qualify as "Exempted Transactions" under this Code. For example, Covered Persons may purchase, BUT NOT SELL, securities offered by their employers in profit-sharing or automatic payroll deduction plans. A sale transaction would typically be a discretionary act by the Covered Person and hence would not qualify as an Exempted Transaction. Employees of the Companies should note this fact in respect of the Companies' automatic payroll deduction plan for investment in the ING Mutual Funds.

     Covered Persons may arrange for securities to be purchased or sold through "blind" trusts or professional money managers, as long as the Covered Person cannot influence or control the third party's investment selection and discretion. Documentation evidencing this fact will be required from both the third party and the Covered Person. In accordance with Paragraph VII of this Code, Covered Persons must report any investments held by such trusts or managers when they join the Companies and annually thereafter. Exempted Transactions and the purchase or sale of Exempted Securities are not subject to this Code and need not be pre-cleared or reported. However, EMPLOYEES MUST CONSULT WITH THE LEGAL AND COMPLIANCE DEPARTMENT BEFORE INITIALLY ENTERING INTO ANY EXEMPTED TRANSACTION. A failure to report a personal securities transaction in the mistaken belief that it is exempted is a violation of the Code and will be treated as such.

     The Companies reserve the right in their sole discretion to refuse to treat any arrangement as an Exempted Transaction.

III. PERSONAL ACCOUNT TRADING PROCEDURES AND RESTRICTIONS

     A. General. Covered Persons may not purchase or sell covered securities in non-exempt transactions without the prior approval of the Companies. The procedures for obtaining pre-approval for various types of securities are set forth in the immediately following sections.

     The Companies will refuse permission to engage in a personal account trade whenever such a trade appears inconsistent with our obligation to put client interests ahead of our own. Without limiting the generality of the foregoing, the Companies will refuse permission to trade where the security in question:

     i)  is being purchased or sold for a client; or
     ii) is being considered for purchase or sale for a client.


     In general, no Employee (including Connected Person) may purchase or sell any COVERED SECURITY within the three calendar days immediately before or after a calendar day on which any client account managed by the Companies purchases or sells that Covered Security (or any closely related security, such as an option or a related convertible or exchangeable security). If such transactions occur, the Companies will generally require any profits from the transactions to be disgorged for donation by the Employee to charity. Note that the total blackout period is seven (7) days (the day of the client trade, plus three days before and three days after).

     It sometimes happens that an employee purchases or sells securities for his/her own account and within the three days after, the same securities are purchased or sold for client portfolios. In the event that the Companies determine that the Employee both followed required approval procedures and had no knowledge as to investment recommendation or decision to purchase or sell the same Covered Security, the Companies will not consider this a breach of the policy. As such, the Companies will not require disgorgement of profits in such instances if it appears that the

     Employee acted in good faith. The Companies' judgment as to the knowledge or lack of knowledge of an employee shall be binding.

     PLEASE NOTE THAT PRE-CLEARANCE STEPS OUTLINED BELOW MUST STILL BE FOLLOWED.

     B. Pre-Clearance. Covered Persons must pre-clear transactions they intend to place by completing a "Personal Security Transaction Approval Chit" (the "Approval Chit"). A form of the Approval Chit is attached to this Code at Tab A. Covered Persons must submit Approval Chits to the departments discussed below and obtain the required approvals before trading in the security. Approval to place a personal account trade is valid for:

        i)  24 hours from the time of approval; and

        ii) the specific securities transaction described in the Approval Chit only.

     1. U.S. Equity and Debt Securities: Submit Approval Chits to the Head Trader. For transactions involving U.S. traded equity and debt securities, Covered Persons first must submit the completed Approval Chit to the Head Trader. The Head Trader is responsible for ensuring that the security in question has not been traded for a client within the past three days. The Head Trader performs this check by comparing the name of the security to be traded with the daily Genords printout of securities traded for clients for each of the past three days. If the security has not been traded within the past three days and if the Head Trader is unaware of any plans to trade in the security for the following three days, the Head Trader may sign the Approval Chit.

     If the Head Trader approves the Approval Chit, the employee must then submit the Approval Chit to the designated representative of the applicable SIT (equity or fixed income).1 The SIT representative is responsible for ensuring that there are no plans within the SIT to buy or sell the security in question for the following three days on behalf of clients. A confidential list of securities being considered for purchase or sale on behalf of clients (the "Restricted List") is maintained by the applicable SIT. If there is no intention to buy or sell the security on behalf of clients, the SIT representative may sign the Approval Chit. Authorized representatives for each of the U.S. Equity SIT and North American Fixed SIT are attached hereto at Tab B.

     If the SIT representative approves the Approval Chit, the employee must then submit the Approval Chit to the Head of Portfolio Control (or designated representative). The Head of Portfolio Control is

------------
 1 Generally, the designated representative is the Head of the SIT.

     responsible for checking Landmark and Genords to confirm that there are no plans to buy or sell the security in question. If the security in question is not identified in Landmark or Genords, the Head of Portfolio Control may sign the Approval Chit.

     Upon obtaining the signature of the Head Trader, the SIT representative and the Head of Portfolio Control on the Approval Chit, a Covered Person has obtained clearance to make the requested trade within 24 hours.2

     FOR TRANSACTIONS INVOLVING INITIAL PUBLIC OFFERINGS, A COVERED PERSON MUST OBTAIN THE APPROVAL OF THE LEGAL AND COMPLIANCE DEPARTMENT IN ADDITION TO THAT OF THE HEAD TRADER AND THE U.S. SIT REPRESENTATIVE. The Legal and Compliance Department will assess whether the Covered Person's participation in the IPO is, or may appear as, an abuse of his position for personal profit.3

     Note that the Head Trader, OR the SIT, OR the Legal and Compliance Department,OR Portfolio Control may deny permission to engage in a personal account trade. After obtaining all necessary approvals, a Covered Person must submit the completed original Approval Chit, on the day of approval, to the Legal and Compliance Department. Additionally, Covered Persons are responsible for maintaining personal copies of their Approval Chits to demonstrate compliance with this Code.

     2. Non-U.S. Securities: Submit Approval Chits to the Legal and Compliance Department. Employees must submit Approval Chits to the Legal and Compliance Department for personal account transactions in non-U.S. publicly traded securities. The Legal and Compliance Department will forward the Approval Chit to the London Compliance Department for review. For transactions in Canadian securities, an employee must obtain the approval of both the London and Boston Compliance departments.

     3. Private Equity Investments: Submit Approval Chits to the Legal and Compliance Department . For transactions involving private equity investments, a Covered Person must submit a "Personal Security Transaction Approval Chit for Private Equity Investments" (a "Private

------------
2 Certain employees of the Companies require additional approvals. The Head Trader must obtain personal account trading approval of the Legal and Compliance Department. The Chief Executive Officer must obtain approval of the Global Head of Sales or the Global Head of Legal and Compliance. The Legal and Compliance Officer must obtain approval of the Chief Executive Officer or the Global Head of Legal and Compliance.

3 National Association of Securities Dealers ("NASD") rules regarding "hot issues" impose additional restrictions on employees who are registered representatives of Baring Investment Services, Inc., as discussed in the BISI Supervisory and Compliance Manual.

     Equity Chit"), a copy of which is attached at Tab C, to the Legal and Compliance Department. The Covered Person must provide all information requested on the Private Equity Chit, and state whether she is an officer, director, or majority shareholder in the private venture. Additionally, the Covered Person must append the offering memorandum or term sheet that describes the private offering. Investment managers and the Legal and Compliance Department will assess whether the investment opportunity is appropriate for clients or for a Company itself, whether the opportunity is being offered to an employee by virtue of her position with the Companies, and other possible conflicts of interest.

     Employees holding private investments must notify the Legal and Compliance Department in the event: i) the Companies' or any affiliate are asked to consider an investment in the private issuer; or ii) the private issuer undertakes a public offering. In those circumstances, the appropriate SIT Head and the Legal and Compliance Department will independently review the Companies' decision to purchase securities offered by the issuer of the private offering.4


     C. Covered Persons must provide duplicate trade confirmations and periodic account statements to the Legal and Compliance Department. Covered Persons must transact personal account trades through broker-dealers registered with the NASD. Covered Persons must inform their brokers that the employee is employed by an SEC registered investment advisor that has a broker-dealer affiliate, and instruct the brokers to provide duplicate trade confirmations regarding each personal account trade, as well as account statements, directly to the Legal and Compliance Department.

     D. Refusal to transact a Personal Account Trade. The Companies may, at any time and without reason, explanation, delay, or consideration of financial implication for employees or members of their households, refuse permission to engage in a personal account trade. Consequently, Covered Persons must be financially prepared to retain ownership of a security for an indefinite period.

     E. 14 Day Holding Period. Covered Persons may not profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 14 calendar days, as measured from the time that the last transaction in a security is executed. The Companies employ a "last in, first out" method of determining whether a security has been held for 14 days. The 14 day holding period is designed to discourage short term

------------
4 Employees who are registered with the NASD are subject to additional restrictions, as discussed in the BISI Supervisory and Compliance Manual.

        trading by Covered Persons and to minimize the potential for "front running" by Covered Persons. Covered Persons will be required to disgorge any profits earned in short term trading of the type described above.

     F. Waiver. The Legal and Compliance Officer is authorized to grant waivers under this Code. Waivers will not ordinarily be granted. Permission to trade other than in strict compliance with this Code will only be granted where the proposed activity could not reasonably be expected to disadvantage clients and, typically, only where the Covered Person has made a continuing good faith effort to comply with the Code in respect to the denied transaction. Permission is more likely to be granted in respect of personal account trades involving a small amount of securities in an issuer that has a very high average daily trading volume, such that neither the Covered Person's nor the Companies' transactions materially affect the price of those securities.

     G. The Companies have the unconditional right to impose additional restrictions on personal account trading. The Companies have the unconditional right to impose restrictions, in addition to those set forth in this Code, at any time regarding personal account trading by Covered Persons. Such additional restrictions might require the cancellation or reversal of a personal account trade, or the "freezing" or liquidation of a transaction or security holding. The imposition of any additional restriction on a personal account trade is a confidential matter that may not be disclosed by an employee or Covered Person. Employees should not speculate as to the reason for the imposition of any additional restrictions.

     IV. REPORTING REQUIREMENTS

     A. Monthly Compliance Reports. Each month, employees must complete compliance reports that detail personal account trades made by themselves and their Covered Persons. The monthly compliance reports can be accessed and completed electronically at a BAM Boston Intranet site, located at:

                  http://bam-bos-rs0008/Legal_Compliance/Main.asp

     Employees may revise monthly reports of personal account trading until the last day of each calendar month. Thereafter, the compliance reports are deemed "submitted" to the Legal and Compliance Department. An employee's electronic filing of the monthly compliance reports is equivalent to his signature on a paper filing, and indicates that the employee has read, understood, and disclosed all pertinent information.5

------------
5 Although employees are not required to submit additional copies of Approval Chits with their monthly compliance reports, employees are required to maintain copies of all Approval Chits, Private Equity Chits, and supporting documents regarding personal account trades in case a particular transaction later comes under scrutiny.

     B. Covered Persons must disclose their securities holdings when they join the Companies and provide an annual statement each year thereafter. Upon joining the Companies, employees must disclose all securities accounts and securities holdings of their own and of their Covered Persons. Additionally, employees must immediately inform the Legal and Compliance Department if they, or their Covered Persons, subsequently open additional securities accounts. By January 15 of each year, moreover, employees and their Covered Persons must provide the Legal and Compliance Department with a statement of their securities holdings and securities accounts as of December 31 of the preceding year. Employees and Covered Persons may submit year-end account statements to satisfy this disclosure requirement.

     V. PROHIBITED ACTIVITIES

     A. Trading while in possession of "inside information." Employees and Covered Persons may not participate in, recommend, or cause another person or entity to engage in a securities transaction while the employee possesses: a) non-public information relating to that security, learned in the course of employment with the Companies or from any other source; or b) information concerning current or contemplated trading in the security by the Companies for clients. Employees and their Covered Persons are also prohibited from disclosing (or, "tipping") confidential information to others, including colleagues, SIT Heads, directors of the Companies, and members of the employee's or Covered Person's families. If an employee suspects that he might possess non-public information, he must contact the General Counsel or Assistant General Counsel alone immediately.

     Note: This restriction remains in effect even after an employee leaves the employ of the Companies. An employee or former employee who knows non-public information about a security may not trade in that security until such time, if ever, that the information is generally known to the public.

     "Insider trading" is described more fully in the Companies' Policies and Procedures to Detect and Prevent Insider Trading, a copy of which is attached hereto.

     B. Short selling and speculative trading. Covered Persons may not sell securities short unless they hold those securities in safekeeping (i.e., "against the box."). Covered Persons may not purchase or sell in a personal account transaction any structured notes or other over-the-counter derivative securities. Moreover, Covered Persons should engage in personal account transactions for investment purposes only, and should not engage in speculative trading. Accordingly, Covered Persons are prohibited from trading in securities on the basis of market rumors, or recommending that others do so.

     C. "Front running." Covered Persons may not purchase or sell securities for a personal account in order to profit from a subsequent purchase or sale by the Companies on behalf of their clients. Similarly, Covered Persons may not trade in anticipation of market movements that may follow the dissemination of the Companies' investment recommendations. These practices are known as "front running" and "scalping," and are fraudulent acts that are proscribed by the federal securities laws. Accordingly, Covered Persons may not trade for themselves immediately before or after the Companies conduct block institutional trades in the same securities.

     D. Gifts. Employees of the Companies generally may not keep any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Companies. A gift is defined as any article, service, travel, or entertainment worth more than $100 that is provided by anyone other than the Companies or its own employees. Recipients of gifts with a value of $100 or more must disclose details of the gift to their Head of Department/SIT who will decide, subject to the approval of the Legal and Compliance Officer, whether the gift may be accepted. Heads of Departments/SITs will ensure that gifts/hospitality received are neither of such an amount nor frequency as to conflict with duties owed to the Companies or clients.6

          1. An employee who receives a gift worth more than $100 must report that gift immediately to his department head, and to the Legal and Compliance Department in the employee's monthly compliance report.

          2. If an employee receives an offer of travel to a venue other than a business conference, meeting, company presentation, seminar, or analysts meeting, the employee must decline the offer. If an employee receives hospitality, entertainment, or other accommodation worth more than $100 without obtaining prior approval, he may be required to reimburse the provider of the gift.

          3. Employees are prohibited from placing the Companies' clients in securities in order to receive personal investment opportunities. Employees similarly are prohibited from giving or receiving "kickbacks" or gratuities related to business generation or trade execution. Examples of such prohibited payments or receipts include rebates of commissions; bonuses, fees, commissions, or concessions of

------------
6 Employees who are registered with the NASD are subject to additional restrictions, as discussed in the BISI Supervisory and Compliance Manual.

     any kind for business sought or procured for the Companies or from clients; and the purchase or sale of any security at a contrived price.

     E. Service as a director. Employees may not accept a position as an officer or director of any entity outside of the Baring Asset Management Group without the prior approval of the directors of Baring Asset Management Holdings, Inc. ("BAMH"). In most cases, the directors of BAMH will not permit an employee to serve as an officer or director of an outside entity. If the BAMH directors do permit an employee to serve as a director of a publicly traded company (the "outside company"), however, that employee normally may not participate in the Companies' investment decisions regarding the outside company, and generally must be isolated from those employees who do make the investment decisions regarding the outside company.

     F. Examples of Acts that Violate the Federal Securities Laws and this Code. The following situations are examples of acts that are proscribed by the federal securities laws and this Code.

     1. Placing personal interests ahead of clients' interests. An employee may not purchase a "promising" stock for her personal account before purchasing the same stock for clients, or sell a declining stock for a personal account before selling the same stock on behalf of clients. An employee may not use economic, market, or other investment information obtained by virtue of her position with the Companies to advance a personal interest.

     2. Using knowledge of the Companies' transactions to profit from the market impact of those transactions. An employee may not make or time personal account trades in securities that are under consideration for purchase or sale by the Companies to benefit from the market effect of those transactions. An employee may not influence the Companies to buy or sell a security in anticipation of trading that security in a personal account transaction.

     3. Competing in the market against the Companies' clients. An employee may not purchase a security in a personal account trade while the Companies are selling that security, and vice-versa.

     4. Receiving securities from underwriters for employees' personal accounts. Employees may not receive "free" securities from underwriters for their personal trading accounts or the accounts of select clients. Consequently, employees may not purchase securities for clients with the expectation that they will receive special warrants or rights.

     5. Manipulating the Market. Employees may not engage in any act intended or designed to mislead other investors. Such manipulative acts include: efforts to stimulate, artificially, the demand for a security; creating the false appearance of actual trading activity; "wash" sales (i.e., the sale and subsequent repurchase of the same security, so that there is no change in real or beneficial ownership); "matched" orders (i.e., offsetting buy and sell orders designed to create the impression of activity in a security and cause price movement); rigging trading prices; acting alone, or with others, to effect transactions that give the impression of active trading in a security; executing transactions at the end of the day for the purpose of inflating portfolio values; or, initiating or circulating information about a security for the purpose of affecting the price of that security. Consequently, for example, employees may not "tout" a security to other market participants, such as traders, brokers, or other advisers; cause an increase in the quoted inside bid at or near the close of the market to send a positive signal to the market; purchase a security at or near the close of the market, with the intent of creating or sustaining high bid or transaction prices; purchase securities among nominee accounts at increasingly higher prices; or advance the bid to increase the price of a security and attract further trading.

     6. "Parking securities." Employees may not engage in acts designed to disguise the beneficial ownership of securities. Examples of such activity include sham purchase or sale transactions, or placing securities in an account of a third party or nominee who is under the control of the person that truly owns the security.

     VI.  SANCTIONS

     A. A breach of this Code may result in immediate dismissal by the Companies. An employee's disregard of fiduciary duties owed to clients, or breach of the securities laws or this Code, violates a basic tenet of employment with the Companies. The Legal and Compliance Officer, in conjunction with the Companies' directors, is authorized to impose sanctions against employees for violations of this Code by the employees or their Covered Persons. Sanctions may include the suspension of personal account trading privileges; censure; fines; disgorgement of illicit gains or losses avoided and restitution to the Companies or its clients, or a charity selected by the Companies; suspension from office; and, immediate dismissal from employment with the Companies.

     B. A breach of this Code may result in prosecution by regulatory authorities. A violation of the federal securities laws is a criminal act. An employee's breach of the securities laws or this Code, which reflects regulatory mandates, may result in criminal, civil, and administrative penalties (such as a bar from the securities industry) against the employee, his supervisors, and the Companies. Additionally, violations of the securities laws and this Code may undermine our clients' confidence in the Companies, and the Companies' ability to conduct business. Consequently, the Companies will aid the SEC or other appropriate regulatory agencies in investigating any purported violation of the securities laws or this Code.

     C. If in doubt, please contact the Legal and Compliance Department or your SIT Head before you act. To repeat, Covered Persons must be able to withstand any losses that may arise if the Companies refuse permission to engage in a personal account trade. If an employee believes that she possesses inside information, she should not repeat that information to any other person, and must immediately speak, alone, with the General Counsel or Assistant General Counsel. If an employee has any doubt about compliance with this Code or her fiduciary duties to clients, she should consult her SIT Head and the Legal and Compliance Department before taking any action.

     VII. REVIEW AND ANNUAL ATTESTATION

     A. Compliance Officer Review. Employees and their Covered Persons should be aware that the Companies' Legal and Compliance Officers will compare Covered Persons' personal account trades with trades executed on behalf of clients. Legal and Compliance Officers also will use periodic account statements, trade confirmations, and other information, whether received from Covered Persons or other sources, to monitor and review personal account trading for compliance with this Code. The Legal and Compliance Department may initiate inquiries of employees and their Covered Persons regarding personal account trading. Employees are required to cooperate with such inquiries and any review procedures used by the Companies. An employee's refusal to cooperate in such inquiries may result in sanctions, including dismissal from the Companies.

     B. Annual Attestation of Compliance. All new employees of the Companies must sign an Attestation stating that they have received, read, and understood this Code of Ethics. Additionally, every employee must complete an annual attestation, certifying that he has complied with this Code. Please note that your compliance with this Code is a basic condition of your employment with the Companies.